Exhibit 10.29

August 4, 2018

VIA ELECTRONIC MAIL
Rick Hess
65 Village View Road
Westford, MA 01886

Re:     Severance Agreement and Release

Dear Rick:

This letter summarizes the terms of your separation from employment with Analog Devices, Inc. (the “Company”). The purpose of this letter (also referred to as the “Agreement”) is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims, and to permit you to receive severance pay and related benefits.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from the date of receipt. The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing the document.

The terms of your separation are as follows:

1.Employment Status and Final Payments:
(a)    Your retirement from employment with the Company will be effective as of August 4, 2018 (the “Retirement Date”).
(b)    Following the Retirement Date, you will receive payment for all earned salary or wages and for all accrued but unused vacation time.
(c)    All outstanding stock options, RSUs or other equity awards that you have been granted and currently hold will be governed by and subject to the terms of the applicable plan and your specific grant documents.
2.    Consideration: In exchange for, and in consideration of, your full execution of this Agreement and after the seven‑day revocation period set forth in Section 10 has expired without being exercised, the Company agrees as follows:
(a)    Severance Pay: The Company will pay you severance in the amount of $1,787,500 (consisting of $650,000 (salary component), $650,000 (target bonus component), and $487,500 (pro-rated bonus component)) in a single lump sum payment less applicable taxes.

Such payment will be made on or shortly after February 5, 2019 in compliance with the six-month delay requirements applicable in certain circumstances to “specified employees,” all as determined pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company will also pay you your bonus payment under the Company’s Employee Performance Incentive Plan for the quarter ending August 4, 2018, and waive the requirement that you be employed in December 2018 in order to receive the bonus. It will make that bonus payment, less applicable taxes, in the first payroll following the later of the expiration of the seven-day revocation period and the date as of which the bonus is calculated.
(b)    Benefits: You will be eligible for continuation health coverage under COBRA. The Company will only charge you the portion of premiums charged active employees with respect to you and your covered dependents during the first 12 months after the Retirement Date. (The paid coverage will end with respect to anyone whose COBRA eligibility ends.)
(c)    Payments: The payments set forth in this Section 2 will be subject to all applicable federal, state and/or local withholding and/or payroll taxes. Any payment due to you under this Section 2 will be paid to your estate in the event of your death prior to receiving such payment.
3.    Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.
(a)    In exchange for the amounts and benefits described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) below, this means that by signing this Agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of waivable claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. “Company Releasees” is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.
(b)    This release includes, but is not limited to, any waivable claims you have against the Company Releasees that arise from any federal, state or local law, regulation, ordinance or constitution dealing with either employment, employment benefits, or employment discrimination. By way of example, this release includes claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as wrongful discharge, tortious interference with advantageous relationships, emotional distress and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.
(c)    For avoidance of doubt, by signing this Agreement, you agree not to bring any waivable claims against the Company Releasees under the following nonexclusive list of discrimination and employment statutes: The Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (ERISA), The Genetic Information Nondiscrimination Act, the National Labor Relations Act (NLRA), the California Fair Employment and Housing Act, the Colorado Anti-Discrimination Act, the Illinois Human Rights Act, the Massachusetts Fair Employment Practices Law (MA Gen. Law Ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Sick Leave Act, the Massachusetts Privacy Statute and/or the Massachusetts Civil Rights Act, the Minnesota Human Rights Act, the New Jersey Conscientious Employee Protection Act and the New Jersey Law Against Discrimination, the New Mexico Human Rights Act, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Act, The North Carolina Retaliatory Employment Discrimination Act, the Oregon Revised Statutes chapter 659A, the Oregon Family Medical Leave Act, the Oregon Military Family Leave Act, Chapters 21 and 451 of the Texas Labor Code, the Utah Anti-Discrimination Act of 1965, all as amended, as well as any other federal, state and local discrimination and employment statutes that apply to me. You are releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
(d)    You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by federal and state law.  This release of legal claims includes but is not limited to  claims under the Fair Labor Standards Act, the Massachusetts Payment of Wages Act, the Massachusetts Overtime regulations, the Massachusetts meal break regulations and any other claims under any other federal or state law for unpaid or delayed payment of wages, overtime, vacation pay, bonuses, commissions, incentive payments or severance, missed or interrupted meal  periods, interest,  attorneys’ fees, costs, expenses, liquidated damages, treble damages  or damages of any kind to the maximum extent permitted by law.
(e)    Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to, the accord & satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; or (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety & Health Commission, the Securities and Exchange Commission, any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies or (iv) prevents you from exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; although, by signing this Agreement you are waiving your right to recover any individual relief (including any back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency (and not the Company) for information provided to the government agency.
4.    Accord and Satisfaction: The amounts set forth above in Sections 1 and 2 will be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.
5.    Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:
(a)    in consideration for the amounts and benefits described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;
(b)    you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;
(c)    you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement; and
(d)    you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement.
6.    Period for Review and Consideration of Agreement:
(a)    You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Agreement and consider its terms before signing it (the “Review Period”).

(b)    The Review Period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.
7.    Return of Company Property; Reaffirmation of Post-Employment Obligations: You agree that on or before the Retirement Date you have returned all Company owned equipment, materials, confidential information and any other property. You have signed one or more agreements with the Company and Hittite Microwave Corporation containing confidentiality and assignment of invention obligations and other restrictive covenants (collectively the “Employee Confidentiality and Developments Agreement”). You agree to abide by the agreement(s) that you signed and further agree that you will not use or disclose the Company’s confidential or proprietary information after the Retirement Date. For avoidance of doubt, and as set forth in Section 3(e) above, nothing in this Agreement or any other agreement prohibits you from reporting possible violations of state or federal law or regulation to any government agency or entity, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You are not required to notify ADI that you have made any such reports or disclosures.
Other than as permitted in Section 3(e), you agree that if the Company determines that you have misappropriated confidential or proprietary information, it is a material breach of this Agreement and the Company has the right to cease paying you any and all severance or severance-related benefits, but that, nonetheless, you will remain bound by the release provisions set out in Sections 3, 4 and 5 of this Agreement.
8.    Future Conduct:
(a)    Non-disparagement: Other than as permitted in Section 3(e), you agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the products, services or programs provided by the Company or under development by the Company at the time of your departure.
(b)    Confidentiality of this Agreement: Other than as permitted in Section 3(e), you agree that you will not disclose, divulge or publish, directly or indirectly, any information regarding the financial terms of this Agreement to any person or organization other than (i) your immediate family, (ii) your accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services, (iii) the taxing authorities, (iv) the state unemployment compensation agency; or (v) when otherwise compelled by law.
9.    Representations:
(a)    You agree that this Agreement satisfies any and all obligations to you under the letter agreement between the Company and you dated June 13, 2017 and the Employment Agreement (as amended to date and defined in that letter agreement), and you agree that such agreements no longer have force and effect other than any restrictive covenants and the requirements of compliance with Section 409A as contained therein. This Agreement sets forth the complete and sole agreement between the parties regarding the subject matter addressed in this document and supersedes any and all other agreements or understandings whether oral or written, regarding the subject matter addressed in this document, except as referenced in the preceding sentence or the Employee Confidentiality and Developments Agreement and any stock award agreements between you and the Company, each of which will remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of either the Company’s Chief Financial Officer or the Company’s Chief Legal Officer and you.
(b)    If any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity will not affect other provisions which may be given effect without the invalid provision. To this extent, the provisions of this Agreement are declared to be severable. The language of all parts of this Agreement will in all cases be construed according to its fair meaning and not strictly for or against either of the parties.
(c)    You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.
10.    Effective Date: You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to Kevin Lanouette, Assistant General Counsel, Analog Devices, Inc., One Technology Way, Norwood, MA 02062 (email: kevin.lanouette@analog.com). This written notice may be sent by mail, email, overnight mail or hand-delivery but must be received no later than the close of business on the seventh day.
* * * * *

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by signing and returning to me. Please remember that you are not to sign or return this Agreement prior to your Retirement Date.

Very truly yours,

Analog Devices, Inc.

By:     /s/ Margaret K. Seif
Margaret K. Seif
Senior Vice President and Chief Legal Officer

I REPRESENT THAT I HAVE READ THIS AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THE AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE AGREEMENT.

Accepted and Agreed to:

/s/ Rick D. Hess
Rick D. Hess

Date: August 13, 2018